Exhibit 99.1

                                                                                                             Investor Relations Contact:
              Chip Wochomurka
              (615) 614-4493
              chip.wochomurka@healthways.com

HEALTHWAYS REPORTS SECOND-QUARTER NET LOSS OF $0.03 PER SHARE, CONSISTENT WITH ESTABLISHED GUIDANCE
———————————
AFFIRMS 2013 FINANCIAL GUIDANCE, ADJUSTED FOR IMPACT OF RECENT
CONVERTIBLE NOTES PLACEMENT

NASHVILLE, Tenn. (July 24, 2013) – Ben R. Leedle, Jr., president and chief executive officer of Healthways, Inc. (NASDAQ: HWAY), today announced financial results for the second quarter ended June 30, 2013.  Total revenues for the quarter were $162.3 million compared with $170.2 million for the second quarter of 2012.  There was a net loss of $1.1 million, or $0.03 per share, for the second quarter of 2013 compared with net income of $5.1 million, or $0.15 per diluted share, for the second quarter of 2012.

"We are pleased with Healthways' second-quarter progress toward achieving our business goals for 2013," said Leedle.  "As expected, our comparable second-quarter results reflected a negative impact from the termination of the Cigna contract and one other health plan contract (the "two terminated contracts") at the end of 2012. Excluding the two terminated contracts from both quarters, our revenues for the second quarter of 2013 increased $16.8 million, or 11.7%, compared to the second quarter of 2012 (see page 8 for a reconciliation of non-GAAP financial measures).

"Compared with the first quarter, our second-quarter margins expanded on slightly lower revenues. Although we expected a small amount of sequential-quarter revenue growth for the second quarter, the impact of the normal seasonal decline in our business was slightly more than anticipated, and the revenue progression of certain large contracts during the quarter was slightly slower than expected.  Based on our current visibility into the expected acceleration of revenue from these and other contracts, we expect sequential-quarter growth in total revenues for the third and fourth quarters of 2013, as well as continued sequential-quarter growth in margins.  Accordingly, our financial guidance for 2013 remains unchanged, adjusted for the impact of the July convertible notes placement.  We also remain confident that the continued organic growth from our current contract base, along with new contract signings, will produce profitable growth and margin expansion for 2014.

"Net cash flow from operations for the second quarter was $12.9 million, and we reduced long-term debt during the second quarter by a net $3.2 million.  We continue to expect to produce net cash flows from operations of $70 million to $80 million for 2013, with anticipated capital expenditures of $45 million."

Strengthening Market Position

Leedle continued, "The business development environment has continued to be productive, leading to significant contracting success since the end of the first quarter across all three of our domestic

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target markets – health plans, health systems, and employers – as well as internationally.  During the second quarter, we signed 25 contracts, including two contracts with new customers, 11 contract expansions and 12 contract extensions.  These signings include a five-year renewal of our contract with Hospital Contributions Fund (HCF), Australia's largest not-for-profit private health insurer.  We also announced that Highmark Health Services, the fourth largest Blue Cross and Blue Shield-affiliated company and a customer since 2004, again extended our contract for our Silver Sneakers® Fitness Program.

"Yesterday," Leedle continued, "we also announced that Healthways has entered into an exclusive partnership with Dr. Dean Ornish to operate and license the suite of Ornish Lifestyle Management Programs.  Dr. Ornish's foundational work has proven that comprehensive lifestyle changes mitigate and even reverse severe coronary heart disease without drugs or surgery. As we deliver more of Healthways' capabilities, deeply integrated with physicians, to afford effective and efficient solutions for population health, we will continue to utilize the very best evidence-based, scientifically proven methods available. The fact that Medicare agreed to cover the "Dr. Ornish's Program for Reversing Heart DiseaseTM" as a branded program under a new benefit category, "intensive cardiac rehabilitation" (ICR), and that this was the first such integrative medicine program that Medicare covers, are an important recognition of Dr. Ornish's thirty years of research and program development.  This recognition supports that not only is lifestyle management key to preventing disease, but is also proven to be a powerful treatment method for managing and reversing the chronic diseases that are driving the majority of medical cost and health-related productivity loss in our country. Our ability to scale the Ornish programs presents a significant growth opportunity for Healthways as we continue to partner with health systems, hospitals, physicians, health plans and employers of all sizes."

In addition, today Healthways is announcing an exclusive strategic partnership with Beacon Health System. Beacon Health System is the nonprofit parent organization of Elkhart General Hospital and Memorial Hospital of South Bend, providing world-class care throughout North Central Indiana and Southwestern Michigan.  Beacon's mission is, "To enhance the physical, mental, emotional and spiritual well-being of the communities we serve as the community's provider of outstanding quality, superior value and comprehensive health care services."

Phil Newbold, President and CEO, Beacon Health System, said, "Beacon is committed to lighting the way to wellness and this innovative partnership with Healthways will ensure we continue to be the region's leader in health and well-being."

Leedle added, "Beacon is the established leader in the markets it serves as a result of strategic collaboration and consolidation to obtain those capabilities required to excel in the emerging pay-for-value reimbursement construct. We are excited to partner with such a forward-thinking organization as they transform into the leading model for population health management in their region. Our first order of work together is to assess market opportunities and design the deployment of proactive population health solutions."

Leedle concluded, "Based on our ongoing market engagement, we believe Healthways remains in a strongly differentiated market position.  The healthcare industry's transition to a focus on longitudinal health and well-being improvement, and associated health-related cost reduction, continues to intensify.  Healthways stands alone in its ability to provide the market with scaled and proven well-being improvement solutions, delivering a quantifiable value of lower healthcare costs and enhanced productivity."

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Healthways Completes $150 Million Convertible Notes Placement

On July 16, 2013, Healthways completed a private placement of an aggregate $150 million 1.50% cash convertible senior notes due 2018 (the "Convertible Notes").  The majority of the net proceeds of $143.9 million from the offering was used to pay the net cost of certain hedge transactions associated with the offering and to fully reduce outstanding indebtedness under the Company's existing revolving credit facility.  Healthways intends to use the remaining proceeds to reduce outstanding term loan indebtedness and for other corporate purposes, as further described below. In conjunction with the Convertible Notes, on July 1, 2013, the Company completed an amendment of its credit agreement, which increased the Company's borrowing capacity at the end of the second quarter by approximately $80 million.  The combination of the credit agreement amendment and the Convertible Notes provides Healthways increased flexibility to pursue strategic opportunities, including acquisitions of, investments in or partnerships with other business or capabilities to enhance the Company's ability to meet its long-term growth objectives.  While Healthways expects total interest and other expenses as calculated under GAAP to increase by $0.07 per diluted share for the second half of 2013, included in this increase is $3.1 million in non-cash imputed interest expense, calculated under Accounting Standards Codification Topic 470, as well as $1.1 million in offering-related charges specific to the third quarter of 2013.

"We are very pleased with the terms we achieved with the Convertible Notes and the overall strengthening it provides to our capital structure," commented Alfred Lumsdaine, Healthways' chief financial officer. "While the authoritative accounting literature requires us to recognize incremental non-cash interest expense that impacts GAAP earnings per diluted share, the operating performance of the business is unchanged, and we expect the Convertible Notes to have a significant positive impact of $5 million to $6 million annually on our operating cash flows. In addition, we believe that the structure of the warrant transaction we completed, which effectively increases the conversion price of the Convertible Notes to a 60% premium to the stock price on July 1, 2013, illustrates the confidence we have in Healthways' return to sustainable profitable growth."

Financial Guidance

Based on the Company's financial and operating results for the first half of 2013 and its outlook for the remainder of the year, Healthways today affirmed its previously issued financial guidance for 2013, adjusted for the impact of the Convertible Notes.

The Company's guidance for 2013 revenues remains in a range of $710 million to $750 million. This range represents a 5% to 11% increase over 2012 revenues, despite reduced revenues of approximately $80 million for 2013, compared with 2012, from the two terminated contracts.  The Company expects its revenues to grow sequentially for the third and fourth quarters of 2013, driven primarily by the continued revenue expansion of significant contracts signed in 2012. In addition, a majority of the Company's performance-based revenue for 2013 is expected to be recognized in the second half of the year, and new contract starts during the second half of 2013 are also expected to generate further revenues.

The Company's guidance for 2013 EBITDA margin remains in a range of 10.5% to 12.5%, compared to an EBITDA margin of 11.9% for 2012.

The Company has revised its 2013 guidance for net income per diluted share to a range of $0.18 to $0.28, compared with a prior range of $0.25 to $0.35, solely to incorporate the impact of the

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Convertible Notes, as described above.  The Company continues to expect net income per diluted share to increase through the sequential quarters of 2013, returning to profitability in the third quarter.

Summary

Leedle concluded, "With the completion of the second quarter, our visibility toward performing within our guidance range for 2013 and toward our prospects for producing profitable growth and margin expansion for 2014 and beyond has improved.  While the revenue ramp associated with some large, complex, new and expanded contracts was modestly less during the second quarter than originally anticipated, we continue to see positive trends with regard to the revenue growth and improved margins implicit in our 2013 guidance, including our return to profitability in the third quarter.  These trends, along with our ongoing business development success to date for 2013, support our expectations for future sustainable profitable growth."

Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719-457-0820, code 8508552, and the replay will also be available on the Company's web site for the next 12 months.

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, which are based upon current expectations, involve a number of risks and uncertainties and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company's future earnings and results of operations. Those forward-looking statements are subject to the finalization of the Company's quarterly financial accounting procedures and may be affected by certain risks and uncertainties, including, but not limited to:

•	the effectiveness of management's strategies and decisions;
•	the Company's ability to sign and implement new contracts for our solutions;
•	the Company's ability to accurately forecast the costs required to successfully implement new contracts;
•	the Company's ability to accurately forecast the costs necessary to integrate new or acquired businesses, services (including outsourced services) or technologies into the Company's business;
•
the Company's ability to achieve estimated annualized revenue in backlog in the manner and within the timeframe we expect, which is based on certain estimates regarding the implementation of our services;

•	the Company's ability to anticipate change and respond to emerging trends in the domestic and international markets for healthcare and the impact of the same on demand for the Company's services;

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•
the Company's ability to implement its integrated data and technology solutions platform within the required time frame and expected cost estimates and to develop and enhance this platform and/or other technologies to meet evolving customer and market needs;

•
the Company's ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company's results of operations;

•
the Company's ability to accurately forecast the Company's revenues, margins, earnings and net income, as well as any potential charges that the Company may incur as a result of changes in its business;

•	the Company's ability to accurately forecast performance and the timing of revenue recognition under the terms of its customer contracts ahead of data collection and reconciliation;
•	the Company's ability to accurately forecast enrollment and participation rates in services and programs offered within the Company's contracts;
•	the risks associated with deriving a significant concentration of revenues from a limited number of customers;
•	the risks associated with foreign currency exchange rate fluctuations;
•	the ability of the Company's customers to provide timely and accurate data that is essential to the operation and measurement of the Company's performance;
•
the Company's ability to achieve the contractually required cost savings and clinical outcomes improvements and reach mutual agreement with customers with respect to cost savings, or to achieve such savings and improvements within the time frames it contemplates;

•	the risks associated with changes in macroeconomic conditions;
•	the risks associated with data privacy or security breaches, computer hacking, network penetration and other illegal intrusions;
•	the Company's ability to effectively compete against other entities, whose financial, research, staff, and marketing resources may exceed our resources;
•	the Company's ability to service its debt and remain in compliance with its debt covenants;
•	counterparty risk associated with our interest rate swap agreements and foreign currency exchanged contracts;
•	the impact of litigation involving the Company and/or its subsidiaries;
•
the impact of future state, federal and international legislation and regulations applicable to the Company's business, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 on the Company's operations and/or demand for its services; and

•	other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities.  We provide highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs.  Results are achieved by addressing longitudinal health risks and care needs of

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everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 45 million people on four continents.  Learn more at www.healthways.com.

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HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues	$162,270	$170,214	$327,435	$335,432
Cost of services (exclusive of depreciation and amortization of $8,886, $8,848, $17,712, and $17,531, respectively, included below)	133,468	129,305	274,726	269,540
Selling, general & administrative expenses	14,279	14,989	27,377	28,729
Depreciation and amortization	13,015	12,801	26,548	24,974

Operating income (loss)	1,508	13,119	(1,216)	12,189
Interest expense	3,158	4,387	6,479	7,572

Income (loss) before income taxes	(1,650)	8,732	(7,695)	4,617
Income tax expense (benefit)	(549)	3,675	(2,644)	2,225

Net income (loss)	$(1,101)	$5,057	$(5,051)	$2,392

Earnings (loss) per share:
Basic	$(0.03)	$0.15	$(0.15)	$0.07

Diluted	$(0.03)	$0.15	$(0.15)	$0.07

Weighted average common shares
and equivalents:
Basic	34,188	33,424	34,089	33,385
Diluted (1)	34,188	33,525	34,089	33,524

(1) The assumed exercise of stock-based compensation awards for the three and six months ended June 30, 2013 was not considered because the impact would be anti-dilutive.
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Healthways, Inc.
Reconciliation of Non-GAAP Measures to GAAP Measures
(Unaudited)

Reconciliation of Revenues Excluding the Two Terminated Contracts
 to Revenues, GAAP Basis

	Three Months Ended	Three Months Ended
	June 30, 2013	June 30, 2012
Revenues excluding the two terminated contracts (1)	$161.0	$144.2
Revenues attributable to the two terminated contracts (2)	1.3	26.0
Revenues, GAAP basis	$162.3	$170.2

(1) Revenues excluding the two terminated contracts is a non-GAAP financial measure.  The Company excludes revenues attributable to the two terminated contracts from this measure because of the significance of these terminated contracts.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider revenues excluding the two terminated contracts in isolation or as a substitute for revenues determined in accordance with accounting principles generally accepted in the United States.

(2) Revenues attributable to the two terminated contracts consist of pre-tax revenues of $1.3 million and $26.0 million for the three months ended June 30, 2013 and 2012, respectively.

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HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	June 30,	December 31,
	2013	2012
Current assets:
Cash and cash equivalents	$2,251	$1,759
Accounts receivable, net	82,455	108,337
Prepaid expenses	11,580	9,727
Other current assets	12,503	7,227
Income taxes receivable	4,378	5,920
Deferred tax asset	8,451	8,839
Total current assets	121,618	141,809

Property and equipment:
Leasehold improvements	38,316	40,679
Computer equipment and related software	275,164	267,902
Furniture and office equipment	23,532	23,552
Capital projects in process	19,745	11,799
	356,757	343,932
Less accumulated depreciation	(201,253)	(187,438)
	155,504	156,494

Other assets	21,602	21,042

Intangible assets, net	84,408	90,228
Goodwill, net	339,132	338,695

Total assets	$722,264	$748,268

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HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY

	June 30,	December 31,
	2013	2012
Current liabilities:
Accounts payable	$35,304	$26,343
Accrued salaries and benefits	17,345	24,909
Accrued liabilities	36,512	39,234
Deferred revenue	6,252	5,643
Contract billings in excess of earned revenue	19,064	14,793
Current portion of long-term debt	12,877	11,801
Current portion of long-term liabilities	3,325	5,535
Total current liabilities	130,679	128,258

Long-term debt	253,990	278,534
Long-term deferred tax liability	33,545	36,053
Other long-term liabilities	25,302	26,602

Stockholders' equity:
Preferred stock
$.001 par value, 5,000,000 shares
authorized, none outstanding	—	—
Common stock
$.001 par value, 120,000,000 shares authorized,
34,288,207 and 33,924,464 shares outstanding	34	34
Additional paid-in capital	256,172	251,357
Retained earnings	51,490	56,541
Treasury stock, at cost, 2,254,953 shares in treasury	(28,182)	(28,182)
Accumulated other comprehensive loss	(766)	(929)
Total stockholders' equity	278,748	278,821

Total liabilities and stockholders' equity	$722,264	$748,268

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HWAY Reports Second-Quarter Results

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HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(5,051)	$2,392
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of business acquisitions:
Depreciation and amortization	26,548	24,974
Amortization and write-off of deferred loan costs	483	1,870
Share-based employee compensation expense	3,458	2,730
Deferred income taxes	500	(1,510)
Excess tax benefits from share-based payment arrangements	(231)	(3)
Decrease (increase) in accounts receivable, net	26,613	(7,820)
(Increase) decrease in other current assets	(3,917)	1,741
Decrease in accounts payable	(1,611)	(6,930)
Decrease in accrued salaries and benefits	(8,090)	(12,260)
Increase in other current liabilities	293	9,646
Other	(96)	(3,621)
Net cash flows provided by operating activities	38,899	11,209

Cash flows from investing activities:
Acquisition of property and equipment	(19,579)	(27,790)
Business acquisitions, net of cash acquired	(830)	(4,693)
Other	(3,843)	(4,279)
Net cash flows used in investing activities	(24,252)	(36,762)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	228,625	569,675
Payments of long-term debt	(254,252)	(545,280)
Deferred loan costs	(1,180)	(2,547)
Excess tax benefits from share-based payment arrangements	231	3
Exercise of stock options	2,164	9
Change in outstanding checks and other	11,366	4,190
Net cash flows (used in) provided by financing activities	(13,046)	26,050

Effect of exchange rate changes on cash	(1,109)	(39)

Net increase in cash and cash equivalents	492	458

Cash and cash equivalents, beginning of period	1,759	864

Cash and cash equivalents, end of period	$2,251	$1,322

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